Exhibit 99.1

FOR IMMEDIATE RELEASE: September 10, 2008

PENN TRAFFIC REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER AND FIRST HALF OF FISCAL 2009

SYRACUSE, N.Y. — The Penn Traffic Company (“Pink Sheets”: PTFC), which operates or supplies more than 210 Northeastern U.S. supermarkets, reported financial results for the quarter and six months ended August 2, 2008.

Penn Traffic revenues were $306.9 million in the second quarter of fiscal 2009, compared to $318.0 million in the second quarter of fiscal 2008, reflecting a reduction in corporate-owned stores to 93 on August 2, 2008 compared to 103 one year ago.

Penn Traffic’s net loss was $3.4 million, or $0.42 per share, in the second quarter of fiscal 2009, compared to $4.9 million, or $0.58 per share, during the same period last year.  Second quarter fiscal 2009 results reflect $2.9 million in non-recurring charges including: (1) professional fees; (2) closed-store costs; (3) SEC legal costs; (4) severance; (5) asset sales and (6) Chapter 11 reorganization costs.  Second quarter 2008 results included non-recurring charges of $5.9 million.

The grocery industry continues to feel the impact of high gas prices and economic conditions on consumers, who are generally consolidating shopping trips, trading down in their purchasing decisions and curbing impulse buying.  Management believes these factors, along with competitive pressure and a reduced store count, are the primary drivers of lower sales volumes in the second quarter of fiscal 2009.

“In light of the grocery industry’s challenges, we’re working to take full advantage of the close proximity of our neighborhood locations to shoppers, the format of our stores, the big improvements we’ve made in our value-priced offerings, enhanced marketing and promotions including the expansion of our food- and gas-rewards programs,” President and Chief Executive Officer Gregory J. Young said.  “We’re also very focused on cost and expense controls, and working capital management.  We’ll continue holding the line on spending and emphasizing those projects that provide immediate value to our customers and our business.”

Gross profit was $78.1 million, or 25.4 percent of revenues, in the second quarter of fiscal 2009, compared to $85.5 million, or 26.9 percent of revenues, during the second quarter of fiscal 2008.  Cost of sales continue to be elevated by high-priced diesel fuel, which have increased the company’s quarterly transportation costs by about 12 percent over the last 12 months.  Gross margin was also pressured by rising food commodity costs, which have been only partially passed on to customers in pricing increases.

These factors were again somewhat offset in the second quarter by increased demand for Penn Traffic’s private-label products, a positive response to the company’s enhanced rewards program, process improvement initiatives and expense-control measures.  Penn Traffic reduced selling and administrative expenses to $78.5 million, or 25.6 percent of revenues, in the second quarter fiscal 2009, compared to $85.8 million, or 26.9 percent, during the same period last year.  Second quarter fiscal 2009 operating loss from continuing operations was $924,000, compared to $144,000 during the same period the year prior.

EBITDA, including non-recurring charges, was $5.5 million in second quarter of fiscal 2009, compared to $4.9 million in the same period last year.  Adjusted for non-recurring charges, EBITDA was $8.4 million, or 2.7 percent of revenues in the quarter ending August 2, 2008, compared to $10.7 million, or 3.4 percent, during the same period last year.

EBITDA ADJUSTED FOR NON-RECURRING CHARGES

RECONCILED TO GAAP LOSS FROM CONTINUING OPERATIONS

		Second Quarter		6 Months
	(in $000s)	2009	2008	2009	2008

	Loss from continuing operations	$(3,326)	$(4,644)	$(15,747)	$(11,502)
	Tax expense	120	58	277	117
	Interest expense	2,211	2,454	4,564	4,795
	Reorganization expense	71	1,988	181	2,152
	Operating income (loss)	(924)	(144)	(10,725)	(4,438)
Less:	Reorganization expenses	(71)	(1,988)	(181)	(2,152)
	Depreciation and amortization	5,748	6,660	11,412	13,339
	Asset impairment charge	399	—	3,003	—
	LIFO Provision	333	325	666	650
	EBITDA	5,485	4,853	4,175	7,399

	Reorganization and other expenses:
	Proposed acquisition that was not consummated	(53)	1,555	8	1,564
	Chapter 11 reorganization costs	124	433	173	588
	Total reorganization and other expenses:	71	1,988	181	2,152

	SG&A expenses:
	Professional fees	308	1,653	2,459	3,718
	Closed store costs	—	—	921	1,883
	SEC legal costs	1,283	313	1,641	649
	Personnel engagement costs	—	519	—	697
	Loss/(Gain) on asset disposition	569	(116)	1,376	(566)
	Severance	681	243	768	243
	Other	35	1,275	193	1,626
	Total SG&A expenses:	2,876	3,887	7,358	8,250

	Total EBITDA adjustments	2,947	5,875	7,539	10,402
	Adjusted EBITDA	$8,432	$10,728	$11,714	$17,801

EBITDA (operating loss less reorganization expense and before interest, taxes, depreciation, amortization, asset impairment charge, and LIFO provision) and adjusted EBITDA should not be interpreted as measures of operating results, cash flow provided by operating activities or liquidity, or as alternatives to any generally accepted accounting principle (GAAP) measure of performance.  Penn Traffic reports EBITDA and adjusted EBITDA as they are important measures utilized by management to monitor the operating performance of our business.  EBITDA and adjusted EBITDA may also assist investors in evaluating the company’s capacity to service debt and capital expenditures.

On the company’s consolidated balance sheet, Penn Traffic reported cash and equivalents of $4.8 million on August 2, 2008 and $21.1 million on August 4, 2007.

First Six Months of Fiscal 2009

For the six months ended August 2, 2008, Penn Traffic’s revenues were $594.0 million compared to $616.0 million the same period the year prior.  The company’s net loss was $15.8 million, or $1.88 per share, in the first half of fiscal 2009 compared to $12.3 million, or $1.45 per share, during the same period last year.  The company’s results for the first half of fiscal 2009 reflect $7.5 million in non-recurring charges including: (1) professional fees; (2) closed-store costs; (3) SEC legal costs; (4) severance; (5) asset sales and (6) Chapter 11 reorganization costs.  Penn Traffic’s results for the first six months of fiscal 2008 included non-recurring charges of $10.4 million.

Gross profit was $153.1 million, or 25.8 percent of revenues, in the first half of fiscal 2009, compared to $164.8 million, or 26.8 percent of revenues during the same period last year.  Selling and administrative expenses were $161.7 million, or 27.2 percent of revenues, in the first six months of fiscal 2009, compared to $168.0 million, or 27.3 percent, during the same period last year.  The company’s operating loss for the first half of fiscal 2009 was $10.7 million compared to $4.4 million during the same period the year prior.

EBITDA, including non-recurring charges, was $4.2 million in the first half of fiscal 2009, compared to $7.4 million in the same period last year.  Adjusted for non-recurring charges, EBITDA was $11.7 million, or 2.0 percent of revenues, in the six months ended August 2, 2008, compared to $17.8 million, or 2.9 percent, during the same period last year.

Retail Food Segment

Penn Traffic’s retail food segment, which represents about 80 percent of company sales, posted revenues of $245.2 million in the second quarter of fiscal 2009, compared to $261.8 million during the same period last year.  Same store sales decreased 1.2 percent, compared to a 0.6 percent decrease the same period the year prior.  Gross profit from continuing retail operations was $73.2 million, or 29.9 percent of segment revenues, during second quarter of fiscal 2009, compared to $81.0 million, or 30.9 percent of revenues, during the same period last year.  Retail segment operating profit was $7.6 million for the second quarter of fiscal 2009 and $11.5 million in the second quarter of fiscal 2008.

Retail segment sales from continuing operations were $476.6 million for the 26 weeks ended August 2, 2008, compared to $506.9 million during the same period last year.  Same store sales decreased 1.3 percent compared to a 0.1 percent decrease the same period the year prior.  Gross profit from continuing retail operations was $144.0 million, or 30.2 percent of revenues, during the first half of fiscal 2009, compared to $156.0 million, or 30.8 percent of revenues during the same period last year.  Operating profit from continuing retail operations was $9.7 million for the first six months of fiscal 2008 and $19.4 million in the first half of fiscal 2008.

Wholesale Food Distribution Segment

Wholesale food distribution segment revenues were $59.7 million in the second quarter of fiscal 2009 compared to $54.1 million during the same period last year.  Segment top-line gains are due in part to the conversion of three corporate-owned stores into independent accounts served by Penn Traffic’s wholesale business, as well as three new customers added at the end of fiscal 2008.  Wholesale segment gross profit was $3.7 million, or 6.2 percent of segment revenues, during the second quarter of fiscal 2009, compared to $3.5 million, or 6.6 percent of revenues, during the same period last year.  Wholesale operating profit from continuing operations was $2.3 million in the 13 weeks ended August 2, 2008 versus $2.1 million in the second quarter of fiscal 2008.

Wholesale segment sales were $113.2 million for the 26 weeks ended August 2, 2008, compared to $104.6 million during the same period last year.  Gross profit from wholesale operations was $6.7 million, or 5.9 percent of segment revenues, during the first six months of fiscal 2009, compared to $6.9 million, or 6.6 percent of revenues, during the same period last year.  Wholesale segment operating profit was $3.9 million for the first half of fiscal 2009, compared to $3.7 million in the first six months fiscal 2008.

Conference Call

Penn Traffic will host a conference call at 11:00 a.m. Eastern Time on Thursday, September 11 to review the company’s financial results and performance. The call can be accessed by dialing 877-641-0093 from the U.S. and Canada.  Callers outside the U.S. and Canada may access the call by dialing 904-596-2360.

A recording of the conference call will be archived for 90 days, and it may be accessed by dialing 800-284-7564 from the U.S. and Canada, or 904-596-3174, and entering reference number 237911.

About Penn Traffic

The Penn Traffic Company, headquartered in Syracuse, N.Y., operates or supplies more than 210 supermarkets in Upstate New York, Pennsylvania, Vermont and New Hampshire. Penn Traffic’s retail food business includes corporate-owned stores with the P&C, Quality and BiLo banners, and its wholesale food distribution business supplies independently operated supermarkets and other wholesale accounts. More information on the company may be found at www.penntraffic.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as “believe,” “anticipate,” “estimate,” “expect,” “could,” and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the company to improve its operating performance and effectuate its business plans; the ability of the company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; the ability of the company to generate cash; the ability of the company to attract and maintain adequate capital; the ability of the company to refinance; increases in prevailing interest rates; the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the ability of the company to maintain contracts that are critical to its operations; potential adverse developments with respect to the company’s liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the company’s competitors; availability, location and terms of sites for store development; the successful implementation of the company’s capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; the ability of the company to pursue strategic alternatives; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending, or the commencement of any new, legal proceedings against, or governmental investigations of the company, including the previously announced Securities and Exchange Commission and U.S. Attorney’s Office investigations. The company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

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FOR PENN TRAFFIC:

Investors and business/financial media contact Jeffrey Schoenborn of Travers, Collins & Company Investor Relations, 716.842.2222, jschoenborn@traverscollins.com.

Trade and local media contact Chuck Beeler of Eric Mower and Associates, 315.374.4759, cbeeler@mower.com.

The Penn Traffic Company
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Quarter Ended		Year to Date
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007

Revenues	$306,890	$318,012	$593,948	$615,985

Cost and operating expenses:
Cost of sales	228,816	232,500	440,836	451,138
Selling and administrative expenses	78,526	85,777	161,714	168,013
Loss (gain) on sale of leasehold and fixed assets	73	(121)	(1,801)	(612)
Loss on store and distribution center closings (including assetimpairment of $399 and $3,003 forthe quarter and year to dateended August 2, 2008)	399	—	3,924	1,883

Operating loss	(924)	(144)	(10,725)	(4,437)

Interest expense	2,211	2,454	4,564	4,795
Reorganization and other expenses	71	1,988	181	2,152

Loss from continuing operations before income taxes	(3,206)	(4,586)	(15,470)	(11,384)

Income tax expense	120	58	277	117

Loss from continuing operations	(3,326)	(4,644)	(15,747)	(11,501)

Discontinued operations
Loss from discontinued operations	(71)	(268)	(81)	(821)
Net loss	$(3,397)	$(4,912)	$(15,828)	$(12,322)

Loss per share - basic and diluted:

Loss from continuing operations	$(0.41)	$(0.55)	$(1.87)	$(1.35)
Loss from discontinued operations	$(0.01)	$(0.03)	$(0.01)	$(0.10)
Loss per share — basic and diluted	$(0.42)	$(0.58)	$(1.88)	$(1.45)

Shares outstanding and to be issued	8,650,110	8,498,752	8,650,110	8,498,752

The Penn Traffic Company

Condensed Consolidated Balance Sheets

(In thousands)

	August 2,	February 2,
	2008	2008
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$4,792	$20,916
Accounts and notes receivable (less allowance for doubtful accounts of $5,704 and $5,690, respectively)	33,098	37,513
Inventories	84,210	89,208
Prepaid expenses and other current assets	6,991	7,307
Total current assets	129,091	154,944

Capital Leases, net	7,743	8,268

Fixed Assets, net	67,762	78,402

Other Assets:
Intangible assets	13,691	15,397
Deferred tax asset	3,291	2,440
Other assets	3,593	2,998
Total other assets	20,575	20,835

Total Assets	$225,171	$262,449

The Penn Traffic Company

Condensed Consolidated Balance Sheets

(In thousands)

	August 2,	February 2,
	2008	2008
	(unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of obligations under capital leases	$1,450	$1,368
Current maturities of long-term debt	46,859	278
Accounts payable	23,379	34,178
Other current liabilities	40,605	47,060
Accrued interest expense	67	176
Deferred income taxes	12,437	11,485
Liabilities subject to compromise	718	2,516
Total current liabilities	125,515	97,061

Non-current liabilities:
Obligations under capital leases	8,215	8,962
Long-term debt	3,489	50,209
Defined benefit pension plan liability	5,299	6,326
Other non-current liabilities	29,593	30,716
Total non-current liabilities	46,596	96,213

Total liabilities	172,111	193,274

Commitments and contingencies

Stockholders’ equity:
Preferred stock - authorized 1,000,000 shares, $.01 par value; 10,000 shares issued in fiscal year 2008	100	100
Common stock - authorized 15,000,000 shares, $.01 par value; shares issued and to be issued 8,650,110 in second quarter and 8,519,095 in fiscal 2008	86	85
Capital in excess of par value	128,148	128,149
Deficit	(90,184)	(74,356)
Accumulated other comprehensive income	14,910	15,197
Total stockholders’ equity	53,060	69,175

Total liabilities and stockholders’ equity	$225,171	$262,449

The Penn Traffic Company

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Period	For the Period
	February 3, 2008	February 4, 2007
	August 2, 2008	to August 4, 2007

Operating activities:
Net loss	$(15,828)	$(12,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,412	13,758
Allowance for doubtful accounts	582	370
Gain on sale of fixed assets	(1,801)	(612)
Asset impairment charge	3,003	—
Amortization of deferred financing cost	466	501
Deferred income taxes	285	—
Phantom stock compensation	(100)	1,223

Net change in operating assets and liabilities:
Accounts and notes receivable, net	3,833	(2,738)
Prepaid expenses and other current assets	316	967
Inventories	4,998	4,263
Liabilities subject to compromise	(1,103)	(180)
Accounts payable and other current liabilities	(17,363)	(4,985)
Other assets	24	2
Defined benefit pension plan	(1,499)	(2,623)
Other non-current liabilities	(1,340)	758

Net cash used in operating activities	(14,115)	(1,618)

Investing activities:
Capital expenditures	(4,250)	(1,875)
Proceeds from sale of fixed assets	4,128	919

Net cash used in investing activities	(122)	(956)

Financing activities:
Payments of mortgages	(139)	(154)
Reduction in capital lease obligations	(664)	(806)
Deferred financing costs	(1,084)	—

Net cash used in financing activities	(1,887)	(960)

Decrease in cash and cash equivalents	(16,124)	(3,534)

Cash and cash equivalents at the beginning of period	20,916	24,661

Cash and cash equivalents at end of period	$4,792	$21,127